Portfolio Recovery Associates Reports First Quarter 2007 Results

Net Income up 20% to $12.9 Million, or $0.80 per Share, on Revenue of $54.0 Million; Board Authorizes $1.00 per Share Special Dividend and One Million Share Repurchase Program; Company Plans to Expand Credit Line to $150 Million

NORFOLK, VA -- 04/24/2007 -- Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a company that purchases and manages portfolios of defaulted consumer receivables and provides a broad range of accounts receivable management services, today reported net income of $12.9 million, or $0.80 per diluted share, for the quarter ended March 31, 2007.

Separately, Portfolio Recovery Associates' Board of Directors has authorized a special cash dividend to shareholders of $1.00 per share as well as a one million share stock repurchase program. (details below)

The Company's first-quarter 2007 earnings represent growth of 20% from net income of $10.7 million, or $0.67 per diluted share, in the same period a year earlier.

Total revenue increased 19% to $54.0 million in the first quarter of 2007, up from $45.3 million in the year-earlier period. Total revenue consists of cash collections reduced by amounts applied to principal on the Company's owned debt portfolios plus commissions from its fee-for-service businesses. During the first quarter of 2007, the Company applied 32.5% of cash collections to reduce the carrying basis of its owned debt portfolios. This included a $365,000 net allowance charge against various pools of finance receivables accounts.

"Portfolio Recovery Associates' performance in the first quarter of 2007 demonstrates both breadth and strength, highlighting not only the quality of the organization today but our very exciting prospects for the future. Strong debt purchasing supported by solid execution on the collections front were the keys to this performance. Moving forward, we are pleased to announce a new program to begin optimizing Portfolio Recovery Associates' capital structure that includes a $1.00 special cash dividend to shareholders and a one million share stock repurchase program," said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

Capital Structure

Portfolio Recovery Associates announced today the launch of a three-part program, approved by the Company's Board of Directors, to work towards optimizing its capital structure. The program includes:

--  A $1.00 per share, special one-time cash dividend payable to shareholders of record as of May 9, 2007.  The dividend will be paid on
    June 8, 2007.

--  A one million share stock repurchase program that will include both open-market and planned stock purchases.

--  The Company plans to expand its bank credit line to $150 million from the current $75 million, including an option for a 5-year fixed-rate tranche of $50 million (inclusive of the $150 million commitment).
    Portfolio Recovery Associates is currently working with its lenders to finalize this expansion.
Financial and Operating Highlights
--  Cash collections rose 15% to a record $67.3 million in the first quarter of 2007, up from $58.5 million in the year-ago period.

--  Productivity, as measured by cash collections per hour paid, the
    Company's key measure of collector performance, stands at a record $155.91 for the first quarter of 2007, up from $146.03 for all of 2006.  Excluding the impact of trustee remittances from purchased bankrupt accounts, the comparison is $140.73 for the first quarter of 2007 vs. $132.15 for all of
    2006.

--  The Company purchased $2.3 billion of face-value debt during the first quarter of 2007 for $39.6 million, the second-largest amount the Company has spent on debt acquisitions in a single quarter.  This debt was acquired in 26 pools from 15 different sellers.

--  The Company's fee-for-service businesses generated record revenue of
    $8.5 million in the first quarter of 2007, up 43% from $6.0 million in the same period a year ago.

--  The Company's cash balances were $27.9 million as of March 31, 2007, up slightly from $25.1 million as of December 31, 2006.  During the 2007 first quarter, the Company made no use of its $75 million line of credit.
    No amount was outstanding on the line as of March 31, 2007.
"Portfolio Recovery Associates' strong first-quarter performance underscores our Company's ability to turn in impressive results in varying market conditions. Such performances over time prompted us to examine our capital structure, and we have determined that some financial leverage would be advantageous at this point. Our $1.00 per share special dividend, one million share repurchase program, and planned credit line expansion represent a continuation of our ongoing efforts to exploit the Company's operational and financial strengths with a goal of rewarding shareholders over the long term," said Kevin P. Stevenson, Chief Financial and Administrative Officer.

Updated Conference Call Information

The Company has updated the time of its conference call with investors. It will be held Wednesday, April 25, 2007, at 10 a.m. EDT to discuss its first quarter results. Investors can access the call live by dialing 866-543-6403 for domestic callers or 617-213-8896 for international callers using the pass code 25682211.

In addition, investors may listen to the call via a taped replay, which will be available for seven days, by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 58886352. The replay will be available approximately two hours after today's conference call ends. Investors may also listen via webcast, both live and archived, at the Company's website, www.portfoliorecovery.com.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. The company's primary business is the purchase, collection and management of portfolios of defaulted consumer receivables. These are the unpaid obligations of individuals to credit originators, which include banks, credit unions, consumer and auto finance companies, and retail merchants. Portfolio Recovery Associates also provides a broad range of collection services, including revenue administration for government entities through its RDS business, collateral-location services for credit originators via IGS Nevada, and fee-based collections through Anchor Receivables Management.

Statements herein which are not historical, including Portfolio Recovery Associates' or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, including statements with respect to future contributions of IGS Nevada and RDS to earnings and future portfolio-purchase opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include references to Portfolio Recovery Associates' presentations and web casts. The forward-looking statements in this press release are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including the risk factors and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, filed with the Securities and Exchange Commission and available through the Company's website, which contain a more detailed discussion of the Company's business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

                    Portfolio Recovery Associates, Inc.
                 Unaudited Consolidated Income Statements
                 (in thousands, except per share amounts)

                                                 Three Months Three Months
                                                     Ended        Ended
                                                   March 31,    March 31,
                                                      2007         2006
                                                  -----------  -----------

Revenues:
 Income recognized on finance receivables, net    $    45,466  $    39,373
 Commissions                                            8,542        5,968
                                                  -----------  -----------

    Total revenue                                      54,008       45,341

Operating expenses:
     Compensation and employee services                16,435       14,097
     Outside legal and other fees and services         11,437        9,060
     Communications                                     1,884        1,614
     Rent and occupancy                                   659          560
     Other operating expenses                           1,383        1,076
     Depreciation and amortization                      1,295        1,253
                                                  -----------  -----------

      Total operating expenses                         33,093       27,660
                                                  -----------  -----------

       Income from operations                          20,915       17,681

Other income and (expense):
 Interest income                                          179           73
 Interest expense                                         (67)        (168)
                                                  -----------  -----------

       Income before income taxes                      21,027       17,586

       Provision for income taxes                       8,146        6,856
                                                  -----------  -----------

       Net income                                 $    12,881  $    10,730
                                                  ===========  ===========

Net income per common share
 Basic                                            $      0.81  $      0.68
 Diluted                                          $      0.80  $      0.67
Weighted average number of shares outstanding
 Basic                                                 15,993       15,872
 Diluted                                               16,140       16,065

                    Portfolio Recovery Associates, Inc.
              Unaudited Consolidated Summary Balance Sheets
                   (in thousands, except share amounts)

                                                   March 31,   December 31,
ASSETS                                                2007         2006
                                                  ------------ ------------

Cash and cash equivalents                         $     27,883 $     25,101
Finance receivables, net                               243,568      226,447
Property and equipment, net                             12,201       11,193
Income tax receivable                                        -        1,513
Goodwill                                                18,288       18,288
Intangible assets, net                                   6,263        6,754
Other assets                                             4,614        4,082
                                                  ------------ ------------

     Total assets                                 $    312,817 $    293,378
                                                  ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
 Accounts payable and accrued liabilities         $     13,251 $     11,715
 Deferred tax liability                                 37,849       33,453
 Long-term debt & capital lease obligations                780          932
                                                  ------------ ------------

    Total liabilities                                   51,880       46,100

Stockholders' equity:
 Preferred stock, par value $0.01, authorized
  shares, 2,000,000,  issued and outstanding
  shares - 0                                                 -            -
 Common stock, par value $0.01, authorized
  shares, 30,000,000, issued and outstanding
  shares - 15,996,104 at March 31, 2007
  and 15,987,432 at December 31, 2006                      160          160
 Additional paid in capital                            116,383      115,528
 Retained earnings                                     144,394      131,590
                                                  ------------ ------------

 Total stockholders' equity                            260,937      247,278
                                                  ------------ ------------

     Total liabilities and stockholders' equity   $    312,817 $    293,378
                                                  ============ ============

Contact:
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com